UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

______________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

______________________________

Date of report (Date of earliest event reported):  December 21, 2011

LAKE SHORE BANCORP, INC.
(Exact name of registrant as specified in its charter)

United States (State or other jurisdiction of incorporation)	000-51821 (Commission File Number)	20-4729288 (IRS Employer Identification No.)

31 East Fourth Street, Dunkirk, NY 14048
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (716) 366-4070

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On December 21, 2011, the Board of Directors of Lake Shore Bancorp, Inc. (the “Company”) appointed Kevin M. Sanvidge and Susan C. Ballard to the Company’s Board of Directors effective January 1, 2012.  Mr. Sanvidge was formerly Executive Vice President of Administration and Supply Chain of Cliffstar Corporation, a juice and beverage manufacturer.  Ms. Ballard is Vice President of Patrick Custom Homes, a residential construction and real estate development company.  The Boards of Directors of Lake Shore, MHC (the Company’s majority stockholder) and Lake Shore Savings Bank also appointed Mr. Sanvidge and Ms. Ballard to their respective Boards.

There were no understandings or arrangements with any person regarding the two appointments to the Board of the Company.  Neither Mr. Sanvidge nor Ms. Ballard has participated in any transactions with the Company that, in the aggregate, exceed $120,000.  The Board has not yet determined which committees Mr. Sanvidge and Ms. Ballard will serve as members.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a) On December 21, 2011, the Board of Directors of the Company amended its bylaws effective January 1, 2012 to increase the number of directors from nine members to eleven members and clarified that director terms may range from one to three years long.  In addition, the Company changed the address of the Company’s main office to reflect its new location.   Lastly, the Company made some technical amendments to reflect the change in its primary federal regulator from the Office of Thrift Supervision to the Board of Governors of the Federal Reserve System.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

3.2	Amended and Restated Bylaws of Lake Shore Bancorp, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKE SHORE BANCORP, INC.

By:	/s/Rachel A. Foley
Name:	Rachel A. Foley
Title:	Chief Financial Officer

Date: December 23, 2011